Exhibit 99.1

News BJ's Wholesale Club, Inc. • One Mercer Road • P.O. Box 9601 • Natick, MA 01760-9601

FOR IMMEDIATE RELEASE

BJ’S WHOLESALE CLUB ANNOUNCES FIRST QUARTER RESULTS

May 17, 2005, Natick, MA — BJ’s Wholesale Club, Inc. (NYSE: BJ) today reported net income of $18.6 million, or $0.27 per diluted share, for its first quarter ended April 30, 2005, compared to net income of $16.1 million, or $0.23 per diluted share, for the first quarter of 2004.

Results for the first quarter included $2.9 million of post-tax income ($4.3 million pre-tax), resulting from a recovery of certain claims related to the House2Home bankruptcy, and $1.8 million of post-tax expense ($3 million pre-tax), to increase the company’s reserve for claims by various credit card issuing banks. The net total of these two items was $1.1 million, or $.02 per diluted share of income, which was not included in the company’s first quarter earnings guidance of $.22 to $.25 per diluted share. The charge to increase the company’s credit card reserve was driven primarily by an increase in the company’s estimate of legal expenses to be incurred. BJ’s is vigorously contesting all claims and will continue to explore all possible defenses and all possible claims against others.

Net sales for the first quarter increased by 9.8% to $1.8 billion, and comparable club sales increased by 5.8%, including a contribution from gasoline sales of 70 basis points.

Commenting on these results president and CEO Mike Wedge said, “We are pleased with our first quarter results, which reflect the outstanding efforts of BJ’s team members. We delivered a healthy 5.8% comp sales increase, exceeded our merchandise margin expectations and continued to drive down product cost through our global sourcing and e-sourcing initiatives. Our business fundamentals, together with our Member Insight and real estate initiatives give us confidence regarding BJ’s long-term growth.”

The company also announced that it repurchased approximately 1.2 million shares of BJ’s common stock during the first quarter at an average cost of $28.84 per share, for a total of approximately $33.6 million.

Conference Call Information for First Quarter Results

As previously announced, at 8:30 a.m. Eastern Time, on Tuesday, May 17, 2005, BJ’s management plans to hold a conference call to discuss the first quarter financial results and their outlook for BJ’s business in 2005. To access the webcast (including financial and other statistical information being presented, as well as reconciliation information with respect to any non-GAAP financial measures being presented), visit www.bjsinvestor.com/medialist.cfm. An archive of the webcast will be available for approximately ninety days.

About BJs

BJ’s introduced the wholesale club concept to New England in 1984, and has since expanded to become a leading warehouse chain in the eastern United States. As of April 30, 2005, the end of the first quarter, the Company operated 156 BJ’s clubs and 81 gas stations compared with 150 clubs and 78 gas stations at the end of last year’s first quarter. The Company also operates two ProFoods Restaurant Supply Clubs in the Metro New York market. BJ’s press releases and filings with the SEC are available on the Internet at www.bjs.com.

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BJ’s Wholesale Club

May 17, 2005

Forward Looking Statements

Statements contained in this press release about long-term growth and all other statements that are not purely historical are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include, without limitation, levels of customer demand, economic and weather conditions, state and local regulation in the Company’s markets, and competitive Conditions, success in settling lease obligations for closed clubs and credit and debit card claims, and other factors discussed in the Company’s Annual Report on SEC Form 10-K for the fiscal year ended January 29, 2005. Any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

-See Financial Tables –

Contact:	Cathy Maloney, VP Investor Relations
508-651-6650
cmaloney@bjs.com

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

STATEMENTS OF INCOME (Unaudited)

(Dollars in Thousands Except Per Share Amounts)

	Thirteen Weeks Ended
	April 30, 2005	May 1, 2004
Net sales	$1,768,789	$1,610,958
Membership fees and other	40,761	36,666

Total revenues	1,809,550	1,647,624

Cost of sales, including buying and occupancy costs	1,635,981	1,497,600
Selling, general and administrative expenses	144,491	123,200
Provision for credit card claims	3,000	—
Preopening expenses	1,097	219

Operating income	24,981	26,605
Interest income (expense), net	275	(111)
Gain (loss) on contingent lease obligations	4,277	(73)

Income from continuing operations before income taxes	29,533	26,421
Provision for income taxes	10,830	10,171

Income from continuing operations	18,703	16,250
Loss from discontinued operations, net of income tax benefit	(80)	(132)

Net income	$18,623	$16,118

Basic and diluted earnings per common share:
Income from continuing operations	$0.27	$0.23
Loss from discontinued operations	—	—

Net income	$0.27	$0.23

Number of common shares for earnings per share computations:
Basic	68,824,698	69,809,300
Diluted	69,644,840	70,362,007

Clubs in operation - end of period	158	150

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

CONDENSED BALANCE SHEETS (Unaudited)

(Dollars in Thousands)

	April 30, 2005	May 1, 2004
ASSETS
Current assets:
Cash and cash equivalents	$93,262	$40,968
Marketable securities	—	34,986
Accounts receivable	77,250	63,807
Merchandise inventories	780,795	707,651
Current deferred income taxes	25,303	18,998
Prepaid expenses	22,758	19,465

Total current assets	999,368	885,875
Property, net of depreciation	812,336	778,345
Other assets	23,496	23,016

TOTAL ASSETS	$1,835,200	$1,687,236

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term debt	$436	$407
Accounts payable	518,339	488,944
Closed store lease obligations	7,108	8,428
Accrued expenses and other current liabilities	257,389	215,410

Total current liabilities	783,272	713,189
Long-term debt, less portion due within one year	3,084	3,521
Noncurrent closed store lease obligations	8,606	11,055
Other noncurrent liabilities	71,802	61,468
Deferred income taxes	31,360	35,429
Stockholders’ equity	937,076	862,574

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,835,200	$1,687,236

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

(Dollars in Thousands)

	Thirteen Weeks Ended
	April 30, 2005	May 1, 2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$18,623	$16,118
Provision for credit card claims	3,000	—
Loss on contingent lease obligations	—	73
Provision for store closing costs	133	220
Depreciation and amortization	26,406	24,413
Deferred income taxes	(676)	1,589
Increase in merchandise inventories, net of accounts payable	(26,259)	(10,347)
Decrease in closed store lease obligations	(410)	(2,728)
Other	(12,963)	10,044

Net cash provided by operating activities	7,854	39,382

CASH FLOWS FROM INVESTING ACTIVITIES
Property additions	(31,243)	(30,446)
Property disposals	51	390
Purchase of marketable securities	(95,825)	(154,936)
Sale of marketable securities	120,625	119,950

Net cash used in investing activities	(6,392)	(65,042)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of long-term debt	(105)	(97)
Purchase of treasury stock	(33,599)	(7,960)
Proceeds from issuance of common stock	9,746	1,951
Changes in book overdrafts	(9,800)	(5,986)

Net cash used in financing activities	(33,758)	(12,092)

Net decrease in cash and cash equivalents	$(32,296)	$(37,752)

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

1.	In the quarter ended April 30, 2005, the Company recorded pretax charges of $3.0 million ($1.8 million post-tax, or $.03 per diluted share) to increase its reserve for claims seeking reimbursement for fraudulent credit and debit card charges and the cost of replacing cards, monitoring expenses and related fees and expenses.

2.	During this year’s first quarter, the Company received pretax recoveries of House2House bankruptcy claims of $4.3 million, which are included in gain (loss) on contingent lease obligations. On a post-tax basis, these gains were $2.9 million, or $.04 per diluted share.

Last year’s first quarter loss on contingent lease obligations of $73,000 consisted of interest accretion charges related to the Company’s House2Home lease obligations.

3.	During last year’s first quarter, the Company received a settlement of medical claims overcharges from a former plan administrator of $2.3 million ($1.4 million post-tax, or $.02 per diluted share).

4.	Certain amounts in the prior year’s financial statements have been reclassified for comparative purchases.